Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of November 3, 2026 by and between GPU Exchange Corp (“Company”) and Matthew Antoun (“Consultant”) (the Company and Consultant collectively referred to as “Parties” and each a “Party”), and, solely for purposes of Section 4(b), Reliance Global Group, Inc. (“Reliance”).

WHEREAS, pursuant to an Asset Purchase Agreement dated as of the date hereof by and among Skyportal, Inc., Consultant, as the Founder, and the Company (the “Asset Purchase Agreement”), Skyportal, Inc. is selling to the Company the assets of its Oblivus business, which facilitates access to cloud computing resources, including GPU computing capacity (the “Business”), and the transactions contemplated thereby (the “Transaction”); and

WHEREAS, following the closing of the Transaction, the Parties desire that Consultant provide consulting services to the Company as an independent contractor to assist with the transition and growth of the Business, on the terms set forth in this Agreement; and

WHEREAS, Consultant agrees that this Agreement will be null and void and of no further effect in the event that the Transaction does not close.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound, the Company and Consultant agree as follows:

1. Term and Termination.

(a) Subject to Section 1(b), this Agreement shall commence on the date of the closing of the Transaction (the “Effective Date”) and continue for twelve (12) months (such period, as it may be extended or earlier terminated, the “Term”), at which time this Agreement shall terminate unless the Parties agree in writing to extend the term of this Agreement.

(b) Termination by the Company. The Company may terminate this Agreement and the consulting relationship (i) without Cause, upon five (5) days’ written notice to Consultant, subject to the payment obligations in Section 1(c); or (ii) for Cause, immediately upon written notice to Consultant, subject to the applicable cure period below. For purposes of this Agreement, “Cause” means (A) Consultant’s fraud, embezzlement, misappropriation, willful misconduct or gross negligence in connection with the Company or the Business; (B) Consultant’s willful and intentional conduct that Consultant knew, or reasonably should have known, would cause, and that does cause, material and demonstrable economic harm to the Company; (C) Consultant’s material breach of this Agreement or of the APA Covenants (as defined in Section 13(a)); or (D) Consultant’s repeated and willful failure or refusal to make himself reasonably available to perform the services under this Agreement in response to the Company’s reasonable written requests; provided that, if the breach or failure is capable of cure, Cause shall exist only if Consultant fails to cure it within fifteen (15) days after receiving written notice from the Company describing the breach or failure. This notice and cure requirement also applies to any curable breach described in Section 13. For the avoidance of doubt, Consultant’s limiting his cooperation under Section 3 of Exhibit A to the extent provided in that Section shall not constitute a breach of this Agreement or Cause.

(c) Effect of Termination. (i) Upon expiration or termination of this Agreement, Consultant’s obligation to provide services shall end. The Company shall pay Consultant all earned but unpaid fees through that date, prorated for any partial month, together with any unreimbursed expenses payable under Section 6. (ii) If the Company terminates this Agreement under Section 1(b)(i) (including any purported termination for Cause where Cause does not exist or the notice and cure requirements of Section 1(b) have not been satisfied), the Company shall also pay Consultant, in a lump sum, the unpaid balance of the $250,000 aggregate consulting fees specified in Section 4(a), less any accrued fees payable under Section 1(c)(i) (the “Termination Payment”). The Termination Payment compensates Consultant for the remainder of the original twelve-month consulting period, and Consultant shall not be required to provide further services to receive it. (iii) The Company shall pay the Termination Payment within fifteen (15) days after the date of termination, without set-off or deduction, and the Termination Payment shall not be conditioned upon, or delayed pending, the execution of any release, waiver or other instrument. (iv) Except as provided above, no additional fees under Section 4(a) shall be payable following termination. Consultant’s rights to Stock Grants and Deal Bonuses shall be governed by Sections 4(b) and 4(c), respectively. (v) Expiration or termination shall not affect Consultant’s obligations under Sections 11, 12, 13 and 14, which shall survive in accordance with their terms.

2. Independent Contractor Status.

(a) It is understood and agreed that all services which Consultant performs for the Company shall be as an independent contractor and not as an employee. Nothing herein shall be deemed to create an employer-employee relationship between the Company and Consultant.

(b) Consultant acknowledges that he will not be treated as an employee of the Company for purposes of employment taxes, federal and state income tax withholding, social security taxes, city and county taxes, employee benefit provisions, workers’ compensation and state and federal unemployment compensation. Consultant is solely responsible for the payment of federal self-employment and all other federal, state and local taxes and agrees to defend, indemnify and hold harmless the Company for his non- payment of such taxes on a timely basis.

3. No Binding Authority. Consultant agrees and understands that Consultant has no authority and shall not hold himself out as having any authority to make any contract or representation or to assume, create, or incur any obligation or liability of any kind, express or implied, on behalf of the Company.

4. Compensation.

(a) In consideration of the services performed pursuant to this Agreement, Consultant shall be paid aggregate fees of Two Hundred Fifty Thousand Dollars ($250,000), payable during the Term in monthly installments of Twenty Thousand Eight Hundred and Thirty-Three and 33/100 dollars ($20,833.33) for each of the first eleven months of the services performed pursuant to this Agreement and a final installment of Twenty Thousand Eight Hundred and Thirty-Three and 37/100 dollars ($20,833.37) for the twelfth month of the services performed pursuant to this Agreement.

(b) Stock Grants. Subject to approval by the Board of Directors of Reliance, compliance with applicable securities laws and the rules of The Nasdaq Stock Market (“Nasdaq”), and, except with respect to the Stock Grant in clause (i) below and as provided in the last paragraph of this Section 4(b), this Agreement remaining in effect on the applicable Achievement Date (as defined below), Reliance shall issue to Consultant shares of Reliance’s common stock (“Common Stock”) having the following aggregate dollar values (each, a “Stock Grant”):

(i) $50,000, to be issued within thirty (30) days after the Effective Date, with the number of shares determined by dividing $50,000 by the average closing price of the Common Stock on Nasdaq for the three (3) consecutive trading days ending on (and including) the Effective Date (or, if the Effective Date is not a trading day, the immediately preceding trading day);

(ii) $100,000, upon the closing price of the Common Stock equaling or exceeding $5.00 per share;

(iii) $200,000, upon the closing price of the Common Stock equaling or exceeding $7.00 per share; and

(iv) $250,000, upon the closing price of the Common Stock equaling or exceeding $10.00 per share.

A price threshold in clauses (ii) through (iv) shall be achieved only if the closing price of the Common Stock on Nasdaq equals or exceeds such threshold for three (3) consecutive trading days (the last such day, the “Achievement Date”), and the number of shares issuable for such Stock Grant shall be determined by dividing the applicable dollar value by the average closing price of the Common Stock for such three (3) consecutive trading days. Reliance shall issue each Stock Grant in clauses (ii) through (iv) within thirty (30) days after the applicable Achievement Date, and each such Stock Grant may be earned only once.

The price thresholds and share calculations shall be equitably adjusted for any stock split, reverse stock split, stock dividend, recapitalization or similar event, and no fractional shares shall be issued (with any fraction rounded down to the nearest whole share).

All shares issued under this Section 4(b) shall be restricted securities, and the shares issued in each Stock Grant may not be sold, transferred, pledged or otherwise disposed of until the first anniversary of the date on which such shares are issued, and thereafter only in compliance with applicable securities laws.

No Stock Grant in clauses (ii) through (iv) shall be earned or issued after the expiration or termination of this Agreement, other than a Stock Grant whose Achievement Date occurred before such expiration or termination; provided, however, that if the Company terminates this Agreement without Cause, Consultant shall remain entitled to any Stock Grant in clauses (ii) through (iv) whose Achievement Date occurs on or before the date on which the Term would have expired had this Agreement continued for the full twelve (12) month period described in Section 1(a). The Stock Grant in clause (i) shall not be affected by any expiration or termination of this Agreement.

(c) Deal Bonus. If, during the Term, Consultant introduces to the Company a customer, supplier or other counterparty that was not an existing customer, supplier or counterparty of the Company or the Business, and the Company, in its sole discretion, enters into a written agreement with such counterparty during the Term or within twelve (12) months thereafter (a “Qualified Deal”), the Company shall pay Consultant a bonus equal to 5% of the gross profit actually received by the Company under such Qualified Deal during the twelve (12) months following its execution (the “Deal Bonus”). Any Deal Bonus shall be payable within thirty (30) days after the Company’s receipt of the applicable amounts. Consultant shall not be entitled to any Deal Bonus following termination of this Agreement by the Company for Cause based on Consultant’s willful misconduct. If the Company terminates this Agreement without Cause, Consultant shall remain entitled to any Deal Bonus as if this Agreement had continued for the full Term. The Company shall have no obligation to enter into any Qualified Deal, and the Company’s good faith determination of whether a transaction constitutes a Qualified Deal and the amount of any Deal Bonus shall be final and binding.

(d) In order to receive payment of the fees set forth in Section 4(a), Consultant shall submit an invoice to the Company on the first day of each month which reflects a detailed description of the services provided by Consultant during the prior month.

(e) CONSULTANT AGREES AND UNDERSTANDS THAT CONSULTANT IS NOT ENTITLED TO AND HAS NOT BEEN PROMISED ANY COMPENSATION, BENEFITS, EQUITY OR PAYMENTS OF ANY KIND THAT ARE NOT SPECIFICALLY STATED IN THIS AGREEMENT. ANY REPRESENTATIONS OR PROMISES REGARDING COMPENSATION, BENEFITS, EQUITY OR ANY MODIFICATION OF THIS AGREEMENT MUST BE IN A WRITING SIGNED BY THE PARTIES OR THEY SHALL NOT BE BINDING. CONSULTANT SHALL NOT BE ENTITLED TO ANY OTHER COMPENSATION, EQUITY OR BENEFITS.

5. W-9. Consultant shall provide to the Company a fully completed IRS Form W-9 prior to the Company’s first payment to Consultant. Consultant shall not be paid in the absence of such W-9.

6. Expenses. Consultant shall be responsible for any and all expenses incurred in connection with consulting services rendered pursuant to this Agreement and shall not be reimbursed by the Company for any expenses incurred; provided, however, that the Company shall reimburse Consultant for travel-related expenses (i.e. airfare, lodging, rental cars, meals) incurred by Consultant, but only upon prior written approval from the Company and subject to Consultant’s provision of appropriate expense documentation.

7. No Benefits. Consultant shall not be eligible for any Company-paid benefits, including, but not limited to, medical, disability or other insurance, vacation, holiday or sick pay, or any other compensation or consideration commonly known as fringe benefits.

8. Hours and Method of Work. Consultant shall perform the services described in the Statement of Work attached hereto as Exhibit A, which is incorporated herein by reference. The Company will not establish hours or days of work for Consultant. Consultant is responsible for completing the services set forth in this Agreement in accordance with any deadlines that may apply to such services, as requested by the Company’s President. The Company will not control the manner and method by which the Consultant renders services pursuant to this Agreement. In particular, and by way of example only, Consultant shall control the manner, method and sequence that the services set forth herein are performed.

9. Training. It is the duty of Consultant to obtain and continue to acquire on Consultant’s own all the skills, instruction and training needed to perform the services pursuant to this Agreement.

10. No Restrictions. Consultant represents and warrants that Consultant is not bound by any obligation, restriction or limitation, contractual or otherwise, to any other individual or entity that would prohibit or impede Consultant from undertaking and performing the services, responsibilities and obligations contemplated by this Agreement, and Consultant is free to enter into and perform the terms and provisions of this Agreement.

11. Confidential Information.

(a) Except as shall be necessary in the performance of Consultant’s services in accordance with this Agreement, Consultant shall not disclose the Company’s Confidential Information (as defined below) to any third party or use such Confidential Information for Consultant’s direct or indirect benefit or the direct or indirect benefit of any third party. Consultant shall maintain in strict confidence, both during and after the term of this Agreement and Consultant’s provision of services to the Company, the confidentiality of any and all Confidential Information.

(b) “Confidential Information” means information that is confidential or proprietary to the Company or any of the Company’s customers, suppliers or other partners

(“Third Parties”), in whatever form disclosed and whether received or created before or after the effective date of this Agreement and regardless of whether such information is labeled or designated formally as confidential, including, but not limited to: all information concerning the Business, the Company Business (as defined in Section 12(a)(i)) or the Purchased Assets (as defined in the Asset Purchase Agreement), including such information developed or held by Skyportal, Inc. or Consultant prior to the Effective Date; all Company Work Product; Trade Secrets; inventions, technical information, methodologies, advancements or improvements to current solutions, and new innovations; pricing information; internal financial or operational metrics information related to operational reviews; business plans, marketing plans, initiatives, programs or strategies, business methods, business processes and systems; research and development plans; customer, supplier, and employee lists; information regarding customer requirements, preferences, and business or marketing plans or results that are not generally known; data, databases, designs, specifications, software designs, and documentation; and any other information which is not generally disclosed by the Company or Third Parties or otherwise publicly available, and which may be useful or helpful to the Company or Third Parties and may give the Company or Third Parties a competitive advantage. “Trade Secrets,” as used herein, means information that derives independent economic value, actual or potential, from not being generally known to the public or other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c) Confidential Information shall not include information which (i) is or becomes readily accessible to the public, other than as a result of Consultant’s disclosure, (ii) was known to Consultant prior to the Effective Date other than through his operation of the Business on behalf of Skyportal, Inc., (iii) is independently developed by Consultant without use of or reference to Confidential Information, or (iv) is received by Consultant from a third party that is not under an obligation of confidentiality to the Company with respect to such information. Confidential Information also shall not include any Retained Technology (as defined in Section 12(a)(vi)) or any information relating solely to the Retained Businesses (as defined in the Asset Purchase Agreement).

(d) Upon termination of this Agreement and the consulting relationship for any reason, Consultant shall immediately return all Confidential Information to the Company. Further, Consultant agrees immediately to return all Confidential Information to the Company at any time during the term of this Agreement and the consulting relationship upon the Company’s request.

(e) Notice Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. The Defend Trade Secrets Act of 2016 provides that: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret under the Act that: (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall restrict Consultant from making disclosures as set forth above.

12. Work Product.

(a) Definitions. For purposes of this Agreement:

(i) “Company Business” means the Oblivus business sold to the Company pursuant to the Asset Purchase Agreement, consisting of the business of operating a GPU cloud computing platform that provides customers with access to GPU and other accelerated computing capacity, including (a) sourcing, procuring, contracting for and aggregating GPU and other accelerated compute capacity from data centers, cloud providers, GPU owners and other infrastructure providers; (b) selling and reselling such compute capacity to customers; (c) operating and developing the Oblivus cloud platform and technology stack through which customers access, provision, deploy, manage and use GPU computing resources; (d) operating and developing marketplace functionality through which third-party GPU owners and suppliers make their available GPU capacity accessible to customers; (e) matching and connecting customers that need GPU compute with suppliers that have available GPU capacity, and brokering and facilitating transactions between such suppliers and customers; (f) aggregating GPU capacity from multiple suppliers and making such capacity available through a common platform; and (g) the customer, supplier, data-center, infrastructure-provider and other commercial relationships associated with the foregoing, in each case as conducted by Skyportal, Inc. through its Oblivus business as of the closing of the Transaction, together with any continuation, development, extension, expansion or growth thereof by the Company or its affiliates following such closing, and which, for the avoidance of doubt, excludes the Retained Businesses (as defined in the Asset Purchase Agreement).

(ii) “Work Product” means any idea, concept, information, invention, material, process, data, database, program, software (in source and object code), know-how, improvement, discovery, development, design, artwork, formula, methodology, work of authorship, and/or technique, whether or not patentable or registrable;

(iii) “Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (1) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, moral rights, and database rights; (2) trademark, service mark, trade name rights and similar rights; (3) trade secret rights, know-how, and confidential information; (4) patent, rights to inventions, and industrial property rights; (5) any other proprietary rights in intellectual property, in each case whether registered or unregistered; and (6) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, amendments and reissues of, and applications for, any of the rights referred to in clauses (1) through (5) above;

(iv) “Company Work Product” means all Work Product, and all Intellectual Property Rights therein, that is made, conceived, created, discovered, invented, developed, reduced to practice, acquired or written by Consultant, solely or jointly with others, during the Term, whether or not during regular working hours, at the Company’s premises, or at the request or suggestion of the Company, which (A) relates to the Company Business, or to the actual or demonstrably anticipated research or development of the Company Business, including any Work Product that would have constituted a Purchased Asset (as defined in the Asset Purchase Agreement) had it existed at the closing of the Transaction; (B) results from or is made in the course of any services performed by Consultant for the Company; or (C) is made, in whole or in part, using the Company’s time, equipment, supplies, facilities, systems, accounts, code repositories, personnel, materials or Confidential Information, including any infrastructure, cloud account or code repository used in the Business, whether or not shared with any other business of Consultant or his affiliates; provided, however, that Company Work Product shall in no event include Retained Technology; and

(v) “Excluded Work Product” means Work Product that Consultant establishes by contemporaneous written records (A) was developed entirely on Consultant’s own time, without any use of the Company’s time, equipment, supplies, facilities, systems, accounts, code repositories, personnel, materials or Confidential Information, (B) does not relate to the Company Business, or to the actual or demonstrably anticipated research or development of the Company Business, and (C) either constitutes an improvement to or derivative of Retained Technology or any other asset of Skyportal, Inc. or Consultant that is not a Purchased Asset (as defined in the Asset Purchase Agreement) or is developed in the conduct of an activity permitted under clause (B) of Section 6.2(a) of the Asset Purchase Agreement. Excluded Work Product shall be the sole property of Consultant (or, as applicable, Skyportal, Inc. or their respective affiliates). Without limiting the foregoing, all Retained Technology (including artificial intelligence, orchestration, monitoring and infrastructure technology, and all future independent developments thereof) shall be Excluded Work Product, whether or not clauses (A) through (C) above are satisfied and without any requirement of contemporaneous written records. The fact that an activity is permitted under the non-competition covenant in the Asset Purchase Agreement or Section 13 of this Agreement shall not cause any Work Product arising from such activity to constitute Excluded Work Product, and any Work Product (other than Retained Technology) that satisfies clause (A), (B) or (C) of the definition of Company Work Product shall be Company Work Product notwithstanding any such permission.

(vi) “Retained Technology” means all artificial intelligence, orchestration, monitoring, infrastructure-management and infrastructure technology, software, AI agents, cloud-management tools and data-center technology (including all code, models, tools, data, algorithms, know-how and Intellectual Property Rights therein) owned, held, used or developed by Skyportal, Inc., Consultant or any of their respective affiliates in or for the Retained Businesses (as defined in the Asset Purchase Agreement) that is not a Purchased Asset, whether existing as of the closing of the Transaction or thereafter developed (including any improvement, enhancement, extension, derivative or other future development thereof, in each case developed independently of Consultant’s services hereunder and without use of the Company’s Confidential Information or Company Work Product); provided that Retained Technology shall not include any technology or improvement that is specific to the GPU compute sourcing, marketplace, provisioning or delivery functionality of the Company Business.

(b) Information and Data. All Company Work Product, and all information and data constituting or embodying Company Work Product, including discoveries, inventions, ideas, embodiments and documentation of know how, process documentation, prototypes, development reports, notes and memorandums, shall be the sole and exclusive property of the Company and, to the extent the same are or should reasonably be considered of a secret or confidential nature, shall be deemed to be Confidential Information of the Company. Consultant shall hold for the benefit of the Company all documentation, disks, programs, source code, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials, including the same that are of a secret, confidential or proprietary nature, relating to the Company, the Company Business or any Company Work Product that are in the possession or under the control of Consultant and shall return such information and materials to the Company upon the request of the Company and, in any event, upon the expiration or termination of this Agreement.

(c) Disclosure. Consultant shall promptly and fully disclose to the Company in writing, with all necessary detail, all Company Work Product, including any Company Work Product conceived during the Term but reduced to practice, disclosed or made the subject of a patent application after the Term. If Consultant is uncertain whether any Work Product developed by Consultant during the Term relates to the Company Business, Consultant shall disclose such Work Product to the Company in confidence so that the Company may determine whether it constitutes Company Work Product, and the Company shall hold in confidence any such disclosure of Excluded Work Product.

(d) Work Made for Hire; Moral Rights. To the extent that any Company Work Product qualifies under applicable law as “work made for hire,” Consultant and the Company hereby agree that such Company Work Product shall in fact be work made for hire for the Company. Consultant agrees to waive, and hereby waives, all moral rights which Consultant may have in or to any Company Work Product and, to the extent that such rights may not be waived, Consultant agrees not to assert such rights against the Company or its successors, assigns, or licensees.

(e) Assignment and Transfer. To the extent not already owned by the Company (such as in the case of a work made for hire), Consultant hereby irrevocably assigns and transfers to the Company, and to the extent any such assignment and transfer cannot be made at present, agrees to assign, all of Consultant’s right, title and interest in and to all of the Company Work Product and all Intellectual Property Rights therein, including all rights to sue for and recover damages for past, present and future infringement or misappropriation thereof, and Consultant further agrees to deliver to the Company any and all drawings, notes, notebooks, research materials, specifications, data and other materials and documents relating to the Company Work Product, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of intellectual property, including patents and copyrights, and all renewals thereof, as may be necessary to obtain, register, formalize, perfect, record, enforce, and defend Intellectual Property Rights, including patents and copyrights, for any and all of the Company Work Product in any and all countries and to vest title thereto in the Company and its respective successors and assigns, and to otherwise protect the Company’s interests therein. Consultant will, during Consultant’s services for the Company or at any time thereafter, at the request and cost of the Company, promptly sign, execute, make, and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require relating to any judicial, opposition or other proceedings or petitions or applications relating to the Company Work Product. Consultant further confirms and hereby assigns to the Company all right, title and interest, if any, that Consultant personally holds in any Work Product, and any Intellectual Property Rights therein, made or developed prior to the Effective Date that constitutes a Purchased Asset, or that would have constituted a Purchased Asset had it been held by Skyportal, Inc. as of the closing of the Transaction, and that was not otherwise transferred to the Company pursuant to the Asset Purchase Agreement; provided that nothing in this Agreement shall limit or reduce the Purchased Assets transferred under the Asset Purchase Agreement or transfer to the Company any Retained Technology or other asset that is not a Purchased Asset. To the extent any Company Work Product (including any moral rights therein) is not assignable under applicable law, Consultant hereby grants to the Company an exclusive (including as to Consultant), perpetual, irrevocable, worldwide, fully paid-up, royalty-free, transferable and sublicensable license to exploit such Company Work Product in any manner, and waives and agrees not to assert any rights therein against the Company or its successors, assigns or licensees.

(f) Power of Attorney. If the Company is unable, after reasonable effort, to secure the signature of Consultant on any application, registration, or other document relating to intellectual property, including for patent, copyright, trademark or other analogous registration, or other documents regarding any legal protection or defense relating to Company Work Product, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints (which appointment is coupled with an interest) the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such application, registration, or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patents, the registration of copyrights and trademarks, and any other legal protection or defense with respect to Company Work Product with the same legal force and effect as if executed by Consultant.

(g) Records; Segregation Consultant agrees to maintain careful, adequate and contemporaneous written records of all Company Work Product, which records shall be the property of the Company. During the Term, Consultant shall keep his activities for any business other than the Company Business reasonably segregated from his services for the Company, including by not using any Company systems, accounts or code repositories (or any infrastructure, cloud account or code repository used in the Business) for any such other business, and shall cooperate with the Company to transfer to the Company, or separate, any such shared assets in accordance with Section 6.7 of the Asset Purchase Agreement.

(h) Consultant Materials; License. Consultant shall not incorporate, or permit to be incorporated, into any Company Work Product any proprietary information, material, invention, work, or other subject matter owned by Consultant or any of his affiliates or in which Consultant or any of his affiliates has an interest (including any Excluded Work Product) without the Company’s prior written consent. If Consultant at any time so incorporates any such subject matter, whether with or without such consent, Consultant hereby grants, and to the extent any such grant cannot be made at the present Consultant agrees to grant (and to cause his affiliates to grant), to the Company, a non- exclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license, with the right to sublicense, to make, use, refrain from using, sell, offer for sale, import, modify, delete, add to, reproduce, create derivative works based upon, distribute, perform, display or exploit in any way such proprietary information, material, invention, work, or other subject matter, in whole or in part, by any means, now known or later developed, in all languages, solely as incorporated in, and as necessary to exploit, such Company Work Product in connection with the Company Business. Such license shall not extend to any portion of such subject matter (including any Retained Technology or Excluded Work Product) that is not so incorporated, or to any use outside the Company Business, and no license is granted under this Section 12(h) by implication or otherwise to any other technology of Consultant, Skyportal, Inc. or their affiliates.

(i) Relationship to Asset Purchase Agreement The obligations of Consultant under Sections 11, 12 and 13 are in addition to, and not in limitation of, the obligations of Consultant and Skyportal, Inc. under the Asset Purchase Agreement. The Asset Purchase Agreement shall govern the Purchased Assets, the Retained Businesses, the Retained Technology and the obligations of Skyportal, Inc. and Consultant thereunder, and nothing in this Agreement shall expand, limit or otherwise modify any of the foregoing. This Agreement shall govern Consultant’s services and the Company Work Product. Notwithstanding anything to the contrary in this Agreement, (i) in the event of any conflict or inconsistency between this Agreement and the Asset Purchase Agreement with respect to the Retained Businesses or the Retained Technology, the Asset Purchase Agreement shall control, and (ii) nothing in Section 11, 12 or 13 shall assign, license or restrict, or otherwise apply to, any Retained Technology.

13. Non-Competition; Non-Solicitation.

(a) Incorporation of APA Covenants. Consultant acknowledges that he is bound, as a Restricted Party (as defined in the Asset Purchase Agreement), by the non-competition and non-solicitation covenants set forth in Section 6.2 of the Asset Purchase Agreement (the “APA Covenants”), including the exceptions set forth therein, for the Restricted Period (as defined in the Asset Purchase Agreement), being two (2) years commencing on the closing date of the Transaction. Consultant agrees that the APA Covenants are hereby incorporated into this Agreement by reference, mutatis mutandis, as if set forth herein in full, with the same scope, Territory, exceptions and Restricted Period as set forth in the Asset Purchase Agreement, and that any breach of the APA Covenants shall also constitute a breach of this Agreement and Cause hereunder. Consultant further agrees that, for purposes of the APA Covenants, any Person that becomes a client, customer, supplier or employee of the Company in the Business during the Term shall be treated as a client, customer, supplier or employee of the Business, and that any activity permitted under the APA Covenants shall remain subject to Sections 11 and 12 of this Agreement, except that nothing in Section 11 or 12 shall apply to Retained Technology. Nothing in this Section 13 shall expand, extend or otherwise modify the scope or duration of the APA Covenants.

(b) Remedies. The remedies set forth in Section 6.2(c) and the reformation and severability provisions set forth in Section 6.2(d) of the Asset Purchase Agreement shall apply to any breach or threatened breach of this Section 13 and of Sections 11 and 12 of this Agreement, in each case mutatis mutandis, and in addition to any other rights and remedies available to the Company. Notwithstanding the foregoing, (i) the Company shall not be entitled to recover more than once for the same loss arising from the same facts under this Agreement and the Asset Purchase Agreement, and (ii) any claim for monetary damages for breach of the APA Covenants shall be subject to the limitations set forth in the Asset Purchase Agreement. Nothing in this Section 13(b) limits the Company’s right to injunctive or other equitable relief.

(c) Permitted Activities. Subject to the APA Covenants, nothing in this Agreement shall be construed to prevent Consultant from owning, operating, managing, advising, investing in, providing services to or otherwise participating in any company, project, product, service, technology or business, including Skyportal, Inc., that does not directly involve the Company Business. For the avoidance of doubt, Consultant may continue to work on projects, products, services and activities of Skyportal, Inc. or any other person that are outside the Company Business. This permission does not permit Consultant to use or disclose the Company’s Confidential Information or Company Work Product, or to use the Company’s property, systems, personnel or other resources. Nothing in this subsection expands, modifies or limits the scope or duration of the APA Covenants. For the avoidance of doubt, the Retained Businesses and the development, use and commercialization of Retained Technology (including future independent developments thereof) are permitted activities under this Agreement.

14. Return of Company Property. After termination of this Agreement (or at any time if requested by the Company), Consultant shall promptly return all Company property, equipment, and documents in Consultant’s possession or control, including all copies thereof and any other material containing or disclosing any Confidential Information or Company Work Product. Consultant acknowledges and agrees that any such Company property is the exclusive property of the Company and can only be used for the benefit of the Company; provided, however, that Consultant shall not be required to return any hardware or equipment purchased by Consultant, so long as Consultant first delivers to the Company, and then permanently deletes from such hardware or equipment, all Confidential Information and Company Work Product stored thereon and certifies such deletion in writing upon the Company’s request.

15. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, oral or written, between the Parties with respect to such subject matter; provided, however, that nothing in this Agreement shall supersede, limit or modify the Asset Purchase Agreement or any other Transaction Document (as defined in the Asset Purchase Agreement), including the covenants of the Restricted Parties (as defined in the Asset Purchase Agreement) thereunder. This Agreement may be modified only by a writing signed by both Parties.

16. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs and successors. The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Consultant expressly consents to the assignment of the commitments, restrictions and undertakings set forth in this Agreement to any new owner of the Company’s business or purchaser of the Company. Consultant may not assign, pledge, or encumber Consultant’s interest in this Agreement, or any part thereof, without the written consent of the Chief Executive Officer of the Company.

17. Enforceability. If any provision or part or subpart of any provision in this Agreement or the application thereof is construed to be overbroad, then the court making such determination shall have the authority to narrow or modify the provision or part of the provision as necessary to make it enforceable and the provision or part of the provision shall then be enforceable in its/their narrowed form. Moreover, each provision or part of each provision in this Agreement is independent of and severable from each other. In the event that any provision or part of any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, the affected provision or part of such provision shall be stricken from the Agreement, and the remaining provisions or parts of such provisions of the Agreement and its enforceability shall remain unaffected thereby.

18. Applicable Law, Jurisdiction and Venue. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions. Any dispute relating to this Agreement shall be brought in the state or federal courts located in New Castle County, Delaware, and all Parties irrevocably consent to the exclusive jurisdiction of such courts.

19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; overnight delivery (whether by mail or nationally recognized courier) or electronic mail sent between 8 a.m. and 6 p.m. ET Monday-Friday with confirmation of delivery and a confirming overnight delivery:

(a) If to Consultant, to the address shown beneath the signature block for Consultant for this Agreement.

(b) If to the Company, to:

GPU Exchange Corp

Attention:

With copies to: Reliance Global Group, Inc., Attention: Judah Korman, 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701, Telephone No.: (201) 290-7009, Email: jkorman@relianceglobalgroup.com; and

Duane Morris LLP Attention: Stephen Rutenberg, P.A. 201 S. Biscayne Boulevard, Suite 3400 Miami, FL 33131-4325 Telephone No.: 1-305-960-2266 Email: srutenberg@duanemorris.com

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS HEREOF, the Parties have executed this Agreement, intending to be legally bound.

MATTHEW ANTOUN GPU EXCHANGE CORP

Ezra Beyman

_____________________________ _____________________________ Signature By: Its:

CEO, Chairman

Matthew Antoun

November 3, 2026

_____________________________ Date: ________________________

Print Name _____________________________ Address

407 N Maple, Ground Floor, Beverly Hills CA 90210

_____________________________

Address

November 3, 2026

Date:_________________________ RELIANCE GLOBAL GROUP, INC., solely for purposes of Section 4(b) By: _____________________________

Its: _____________________________

CEO, Chairman

November 3, 2026

Date: ______________________ Name:

Ezra Beyman

EXHIBIT A

Statement of Work

Business Development, Strategic Advisory & Commercial Support

1. Scope of Services

Consultant shall provide business development, strategic advisory, and commercial support services to the Company in connection with the operation and growth of the Business, including the services described below.

2. Business Development and Network Access

Consultant shall use his industry relationships and network to support the Company’s growth and to help the Company secure both supply of GPU computing capacity and customer demand for the Business, including by:

a. Identifying and introducing potential customers (including AI companies, enterprises, and developers) and suppliers (including data centers, GPU owners, and infrastructure operators) of GPU computing capacity;

b. Facilitating introductions to relevant decision-makers and helping develop those relationships;

c. Identifying strategic partnerships, distribution opportunities, and other commercial relationships; and

d. Supporting the conversion of introductions and opportunities into commercial transactions.

3. Financial Reporting and SEC Disclosure Support Consultant shall reasonably cooperate with the Company and its parent, Reliance, with respect to Reliance’s preparation of financial statements of the Business and related disclosures that Reliance may need to file with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Transaction, solely by:

a. Providing, upon reasonable request, copies of existing books, records and supporting documents relating to the Business that are within his possession or control, in each case “as is”;

b. Responding, to the best of his actual knowledge and without any representation or warranty as to accuracy or completeness, to reasonable factual inquiries from Reliance and its auditors regarding such books and records in connection with any Current Report on Form 8-K (or amendment), pro forma financial information, or other SEC filing relating to the Transaction; and

c. Making himself reasonably available, during normal business hours and on reasonable advance notice, for such purposes, and responding to such requests on a timely basis so that such filings can meet applicable SEC deadlines, including within the seventy-one (71) day period permitted under applicable SEC rules.

d. Notwithstanding anything to the contrary in this Agreement or in any other agreement, Consultant’s obligations under this Section 3 are limited to the reasonable cooperation, and the provision of existing records within his possession or control, described in clauses (a) through (c) above, and in furtherance of the foregoing:

(i) Consultant shall not be required to prepare, compile, audit, review, certify, attest to, sign or otherwise take responsibility for any financial statement, pro forma financial information, disclosure or SEC filing, for its compliance with generally accepted accounting principles, Regulation S-X or any other SEC rule or requirement, or for the timing of any filing;

(ii) Consultant shall not be required to execute or deliver any certification, management representation letter, officer’s certificate, attestation or other representation, warranty or statement (whether to the Company, Reliance, any auditor, the SEC or any other governmental authority) regarding the accuracy, completeness or presentation of the Business Financial Records (as defined in the Asset Purchase Agreement) or any financial statement or other financial information of the Business, or regarding any internal control or disclosure control;

(iii) the Company, on behalf of itself and Reliance, acknowledges, consistent with Section 4.5 of the Asset Purchase Agreement, that the Business Financial Records are unaudited, have not been reviewed by an independent accountant and have not been prepared in accordance with generally accepted accounting principles, that Skyportal, Inc. does not prepare separate financial statements for the Business, and that neither Consultant nor Skyportal, Inc. makes any representation or warranty regarding the suitability of such records, or of any other information or record furnished under this Section 3, for use in any financial statement or SEC filing;

(iv) the Company shall, and shall cause Reliance to, be solely responsible for the preparation, content, accuracy, audit and filing of all financial statements, pro forma financial information and other disclosures, for engaging and directing their auditors and advisors, and for meeting any SEC deadline, and shall not describe Consultant as having prepared, reviewed, certified or approved any of the foregoing, or attribute any statement to Consultant, in any filing or other document without Consultant’s prior written consent;

(v) Consultant shall not be required to take any action or make any statement that he reasonably and in good faith believes would be inaccurate or misleading or would require him to assert facts that he is not in a position to verify, and his declining to do so, provided he promptly notifies the Company of the basis for declining, shall not constitute a breach of this Agreement or Cause (as defined in Section 1(b)); and

(vi) nothing in this Section 3 shall create any liability of Consultant or Skyportal, Inc. (including for any inaccuracy in or deficiency of any record, financial statement or SEC filing) beyond the liability, if any, expressly provided in, and subject to the limitations of, the Asset Purchase Agreement (including ARTICLE VII thereof), and nothing in this Section 3 limits Consultant’s right to provide truthful information to any governmental authority or to respond truthfully to any legal process.

4. Transaction Structuring, Negotiation, and Closing As reasonably requested by the Company, Consultant shall assist with commercial transactions from initial discussions through closing and implementation, including by:

a. Advising on the structure, economics, pricing, and terms of prospective transactions;

b. Participating in discussions and negotiations with prospective customers, suppliers, and partners;

c. Assisting in evaluating transaction profitability, feasibility, and business risks; and

d. Supporting the preparation and negotiation of proposals, agreements, and related documentation.

5. Strategic Advisory

Consultant shall make his knowledge of the GPU cloud computing industry and the Business available to Company management, including guidance on the business model, marketplace dynamics, supply procurement, customer acquisition, pricing, supplier and customer agreements, and strategies to expand the Company’s supplier network, customer base, revenue, and ability to pursue larger contracts and partnerships.

6. Availability

Consultant shall make himself reasonably available to Company management, at times and in a manner determined by Consultant consistent with Section 8 of the Agreement, including by participating in calls and meetings as reasonably requested, providing timely advice on active opportunities, using reasonable efforts to accommodate time-sensitive matters, and keeping management regularly informed of business development activities and opportunities.

7. Commercial Objectives

Consultant shall use commercially reasonable efforts to generate new revenue opportunities, expand the Company’s network of GPU suppliers and customers, secure attractive supply and demand arrangements, support the closing of commercial transactions, and accelerate the Company’s growth. Consultant’s role includes active participation in pursuing these opportunities, not only passive advice or introductions.

8. Coordination and Authority

Consultant shall coordinate his activities with Company management. Consultant has no authority to bind the Company, and all final commercial decisions, including pricing, transaction terms, and execution of agreements, remain within the Company’s sole discretion.